Exhibit 99

VF Announces 47% Increase in Second Quarter Earnings Per Share and Raises Guidance

  2Q EPS increases 47% to record $1.00
  2Q revenues up 7%
  2Q gross margins reach record 47.1%
  Raising 2010 revenue, EPS and cash flow guidance
  Cash flow from operations now expected to approximate $850 million

Information regarding VF’s second quarter conference call webcast today at 8:30 a.m. ET can be found at the end of this release.

GREENSBORO, N.C.--(BUSINESS WIRE)--July 22, 2010--VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, today announced results for the second quarter of 2010. All per share amounts are presented on a diluted basis.

Second quarter revenues rose 7% to $1,594.1 million from $1,485.6 million in the second quarter of 2009. Net income and earnings per share reached record levels in the quarter, with each increasing by 47%. Net income rose to $110.8 million or $1.00 per share, compared with $75.5 million or $.68 per share in the 2009 quarter.

For the first half of 2010, revenues increased 4% to $3,344.0 million from $3,211.1 million in the 2009 period. Net income rose 55% to $274.4 million from $176.5 million, while earnings per share also increased 55% to $2.47 from $1.59. Foreign currency translation rates benefitted earnings by $.06 per share in the first half of 2010.

“This was another outstanding quarter: revenues grew across all coalitions, gross margins reached record levels and earnings per share hit an all-time high,” said Eric C. Wiseman, Chairman and Chief Executive Officer. “While current indicators point to a pause in the economic recovery, strong, highly profitable brands with compelling products that speak to consumers’ needs can be successful regardless of the external environment. Our outstanding and diversified brand portfolio continues to perform exceptionally well and we look forward to a strong second half.”

Second Quarter Business Review

Outdoor & Action Sports: Our Outdoor & Action Sports businesses achieved record revenues, operating income and operating margins in the second quarter. Global revenues rose 12% with strong increases in both our Americas and international businesses. Revenue growth in Asia was particularly strong, rising 28% in the quarter. Global revenues of The North Face® and Vans® brands grew 12% and 24%, respectively. Total direct-to-consumer revenues for our Outdoor & Action Sports businesses rose 13% in the quarter, with double-digit growth in The North Face®, Vans® and lucy® brands.

Operating income rose by 35%, with operating margins increasing by more than two full percentage points to nearly 14% in the quarter, despite significant increases in marketing and other brand-building investments.

Jeanswear: Our global Jeanswear business resumed growth in the quarter, with revenues rising 2%. Domestic revenues rose 5% with growth in all three major businesses – Mass Market, Lee and Western Specialty. We were especially pleased with the 6% increase in our Mass Market business, driven by continued strength in our core Wrangler® and Riders® businesses. Revenues of our Lee® brand in the U.S. rose 2% in the quarter and revenues in our Western Specialty business increased 5%. International jeans revenues declined 5% due primarily to the exit of our mass business in Europe. Solid growth continued in other international markets including Mexico, South America and Canada.

Operating income increased 40%, with a significant increase in operating margins to 17% in the quarter.

Sportswear: Our Sportswear business also resumed growth in the quarter, with revenues rising 5%. Revenues of our Nautica® brand increased 4% with a double-digit increase in the brand’s wholesale business with department stores. Kipling® brand revenues in the U.S. increased 17% in the quarter, reflecting the successful launch of a new, exclusive program with Macy’s. The improvements in profitability achieved in the past several quarters continued in the second quarter, with operating income and operating margins improving substantially over those of the prior year’s quarter.

Contemporary Brands: Revenues of our Contemporary Brands coalition, which consists of the 7 For All Mankind®, John Varvatos®, Splendid® and Ella Moss® brands, rose 18%, driven by double-digit growth across all brands.

Operating income rose 12%, with a slight decline in operating margins reflecting higher brand spending as well as investments in new 7 For All Mankind® retail stores.

Imagewear: As anticipated, our Imagewear business rebounded in the quarter, with revenues rising 8% driven by growth in both our Image and Licensed Sports Apparel businesses. Operating income rose 36% in the quarter with operating margins improving by 250 basis points to 12%.

Gross Margins Reach Record Level in Quarter

Second quarter gross margins reached record levels, rising 320 basis points to an all-time high of 47.1%. As in the first quarter, this substantial improvement was driven by three primary factors: 1) lower product costs; 2) continued expansion and improved gross margins in our retail stores; and 3) generally clean inventories across our businesses. Operating margins rose to 10.6% from 8.1%, while marketing spending increased 19% as we continued to implement a focused program of investment spending behind our strongest and most profitable brands.

Expansion in International and Direct-to-Consumer Businesses

Our international and direct-to-consumer businesses remain important long-term drivers of both organic growth and margin expansion. During the quarter, international revenues increased 6% on a constant currency basis driven by strong growth in our Outdoor & Action Sports and Contemporary Brands businesses. Our momentum in Asia continued in the quarter, with revenues rising 26% reflecting double-digit growth in The North Face®, Vans® and 7 For All Mankind® brands.

Our direct-to-consumer revenues increased 7%, driven by new store openings in the quarter. The direct-to-consumer businesses of The North Face®, Vans®, 7 For All Mankind® and lucy® brands each achieved double-digit revenue gains in the period. We opened a total of 25 stores across our brands in the quarter and 41 stores year-to-date, bringing the number of owned retail stores to 768 at the end of the quarter. We remain on track to open a total of 80 to 90 stores this year.

Strong Balance Sheet

Cash and equivalents were $540 million at the end of the quarter and inventories declined 10% from prior year levels. We continue to expect a very strong year of cash flow generation, which is now expected to approximate $850 million. Year-to-date we have spent $318 million to repurchase 4 million shares, which is one million shares higher than indicated in our previous guidance.

2010 Outlook: Expecting Record EPS

Based on strengthening trends across our businesses – and in particular in those areas where we have increased our marketing spending – we now expect revenues to increase 4 to 5% in 2010 compared with our prior guidance of an increase of 3 to 4%. The new guidance includes a negative 1% impact on revenues from foreign currency translation due to the decline in the value of the euro since our prior guidance in April. On a constant currency basis revenues are expected to rise 5 to 6%.

We are also raising our earnings per share guidance to $6.10 per share, versus our previous guidance of $5.90 per share. The new guidance, which includes a negative impact from foreign currency translation of $.04, represents an increase of 18% over 2009 earnings per share of $5.16 (before impairment charge). On a GAAP basis, earnings per share are now expected to increase 48% from the $4.13 reported in 2009.

The revised guidance reflects our expectation for an increase of approximately 5% in second half revenues versus 2009, compared with a 4% increase in first half revenues. Gross margins in the second half of 2010 should be above prior year levels. An increase in SG&A in the period will reflect the timing of higher investment spending in our brands. Of the total $85 million in planned spending this year, $65 million will occur in the second half of the year. Also included in our guidance for second half earnings is a negative impact of $.10 per share from foreign currency translation, with most occurring in the third quarter.

For the full year, we expect gross margins will reach record levels, slightly exceeding 46%. Operating margins should improve substantially as well, despite the incremental $85 million in brand investments.

Concluded Mr. Wiseman, “I can think of no better way to demonstrate our confidence in the strength of our brands than by continuing to invest behind their global growth potential. We look forward to reaping the benefits of these investments this year in the form of strong revenue growth, record gross margins and all-time high earnings.”

Dividend Declared

The Board of Directors declared a quarterly cash dividend of $.60 per share, payable on September 20, 2010 to shareholders of record as of the close of business on September 10, 2010.

Non-GAAP Financial Measures

This press release contains constant currency financial information, which is a measure of financial performance that is not prepared in accordance with generally accepted accounting principles ("GAAP"). An explanation of management's use of this non-GAAP financial information is described in the supplemental financial information beginning on page 10.

Statement on Forward Looking Statements

Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include the overall level of consumer spending on apparel; general economic conditions and other factors affecting consumer confidence; disruption and volatility in the global capital and credit markets; VF's reliance on a small number of large customers; the financial strength of VF's customers; changing fashion trends and consumer demand; increasing pressure on margins; VF's ability to implement its growth strategy; VF's ability to grow its international and direct-to-consumer businesses; VF's ability to successfully integrate and grow acquisitions; VF's ability to maintain the strength and security of its information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to accurately forecast demand for products; continuity of members of VF's management; VF's ability to protect trademarks and other intellectual property rights; maintenance by VF's licensees and distributors of the value of VF's brands; fluctuations in the price, availability and quality of raw materials and contracted products; foreign currency fluctuations; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

About VF

VF Corporation is a global leader in branded lifestyle apparel with more than 30 brands, including Wrangler®, The North Face®, Lee®, Vans®, Nautica®, 7 For All Mankind®, Eagle Creek®, Eastpak®, Ella Moss®, JanSport®, John Varvatos®, Kipling®, lucy®, Majestic®, Napapijri®, Red Kap®, Reef®, Riders® and Splendid®.

Webcast Information

VF will hold its second quarter conference call and webcast today at 8:30 a.m. ET. Interested parties should call 1-877-741-4248 domestic, or 1-719-325-4765 international, to access the call. You may also access this call via the Internet at www.vfc.com. A replay will be available through July 29, 2010 and can be accessed by dialing 1-888-203-1112 domestic, and 1-719-457-0820 international. The pass code is 4176432. A replay also can be accessed at the Company’s web site at www.vfc.com.

	Three Months Ended June		Six Months Ended June

	2010	2009	2010	2009

Net Sales	$1,576,947	$1,466,808	$3,307,033	$3,174,109
Royalty Income	17,157	18,829	36,950	37,002

Total Revenues	1,594,104	1,485,637	3,343,983	3,211,111

Costs and Operating Expenses
Cost of goods sold	842,502	833,693	1,774,705	1,830,333
Marketing, administrative and general expenses	582,078	532,206	1,176,494	1,099,592
	1,424,580	1,365,899	2,951,199	2,929,925

Operating Income	169,524	119,738	392,784	281,186

Other Income (Expense)
Interest income	496	565	990	1,330
Interest expense	(20,494)	(21,819)	(40,993)	(43,834)
Miscellaneous, net	1,923	1,394	8,346	2,643
	(18,075)	(19,860)	(31,657)	(39,861)

Income Before Income Taxes	151,449	99,878	361,127	241,325

Income Taxes	39,959	24,900	86,178	65,913

Net Income	111,490	74,978	274,949	175,412

Net (Income) Loss Attributable to Noncontrolling Interests in Subsidiaries
	(655)	549	(598)	1,054

Net Income Attributable to VF Corporation	$110,835	$75,527	$274,351	$176,466

Earnings Per Share Attributable to VF Corporation
Basic	$1.02	$0.69	$2.50	$1.60
Diluted	1.00	0.68	2.47	1.59

Weighted Average Shares Outstanding
Basic	108,957	110,243	109,608	110,116
Diluted	110,479	111,241	111,054	111,131

Cash Dividends Per Common Share	$0.60	$0.59	$1.20	$1.18

Fiscal Periods: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. Similarly, the fiscal second quarter ends on the Saturday closest to June 30. For presentation purposes herein, all references to periods ended June 2010, December 2009 and June 2009 relate to the fiscal periods ended as of July 3, 2010, January 2, 2010 and July 4, 2009, respectively.

VF CORPORATION
Consolidated Balance Sheets
(In thousands)

	June	December	June
	2010	2009	2009

ASSETS

Current Assets
Cash and equivalents	$540,191	$731,549	$385,202
Accounts receivable, net	735,022	776,140	881,014
Inventories	1,102,180	958,639	1,221,167
Other current assets	210,735	163,028	247,494
Total current assets	2,588,128	2,629,356	2,734,877

Property, Plant and Equipment	1,601,389	1,601,608	1,571,708
Less accumulated depreciation	1,007,924	987,430	941,339
	593,465	614,178	630,369

Intangible Assets	1,496,682	1,535,121	1,563,742

Goodwill	1,335,526	1,367,680	1,456,807

Other Assets	307,641	324,322	333,452

	$6,321,442	$6,470,657	$6,719,247

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Short-term borrowings	$41,970	$45,453	$355,070
Current portion of long-term debt	202,742	203,179	3,213
Accounts payable	427,955	373,186	382,491
Accrued liabilities	447,449	470,765	429,044
Total current liabilities	1,120,116	1,092,583	1,169,818

Long-term Debt	937,150	938,494	1,139,790

Other Liabilities	624,938	626,295	765,809

Commitments and Contingencies

Stockholders' Equity
Common Stock	107,898	110,285	110,350
Additional paid-in capital	1,976,515	1,864,499	1,776,081
Accumulated other comprehensive income (loss)	(314,793)	(209,742)	(249,671)
Retained earnings	1,870,709	2,050,109	2,006,729
Noncontrolling interests in subsidiaries	(1,091)	(1,866)	341

Total stockholders' equity	3,639,238	3,813,285	3,643,830

	$6,321,442	$6,470,657	$6,719,247

VF CORPORATION
Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended June

	2010	2009

Operating Activities
Net income	$274,949	$175,412
Adjustments to reconcile net income to cash provided by operating activities:

Depreciation	52,485	52,268
Amortization of intangible assets	19,859	19,357
Other amortization	7,588	7,258
Stock-based compensation	31,353	19,839
Pension funding less than expense	24,190	41,407
Other, net	18,694	(3,383)
Changes in operating assets and liabilities, net of acquisitions:

Accounts receivable	3,271	(24,079)
Inventories	(161,541)	(60,350)
Other current assets	(9,182)	19,053
Accounts payable	64,007	(56,410)
Accrued compensation	(14,125)	(7,578)
Accrued income taxes	(42,120)	(19,875)
Accrued liabilities	49,063	(49,585)
Other assets and liabilities	(5,518)	(28,663)

Cash provided by operating activities	312,973	84,671

Investing Activities
Capital expenditures	(45,309)	(36,543)
Business acquisitions, net of cash acquired	(38,446)	(207,219)
Software purchases	(2,937)	(6,709)
Other, net	(3,957)	3,998

Cash used by investing activities	(90,649)	(246,473)

Financing Activities
Increase (decrease) in short-term borrowings	(2,551)	300,317
Payments on long-term debt	(1,719)	(1,838)
Purchase of Common Stock	(317,911)	-
Cash dividends paid	(131,340)	(130,017)
Proceeds (cost) from issuance of Common Stock, net	71,017	(4,867)
Tax benefits of stock option exercises	2,758	(2,021)

Cash provided (used) by financing activities	(379,746)	161,574

Effect of Foreign Currency Rate Changes on Cash	(33,936)	3,586

Net Change in Cash and Equivalents	(191,358)	3,358

Cash and Equivalents - Beginning of Year	731,549	381,844

Cash and Equivalents - End of Period	$540,191	$385,202

VF CORPORATION
Supplemental Financial Information
Business Segment Information
(In thousands)

	Three Months Ended June		Six Months Ended June

	2010	2009	2010	2009

Coalition Revenues
Outdoor & Action Sports	$584,447	$523,547	$1,263,009	$1,141,819
Jeanswear	556,016	545,421	1,178,081	1,212,804
Imagewear	211,225	195,306	432,523	421,957
Sportswear	109,074	104,315	211,251	207,885
Contemporary Brands	106,083	89,664	210,172	179,253
Other	27,259	27,384	48,947	47,393

Total coalition revenues	$1,594,104	$1,485,637	$3,343,983	$3,211,111

Coalition Profit
Outdoor & Action Sports	$81,522	$60,386	$214,227	$148,981
Jeanswear	94,409	67,313	201,217	156,961
Imagewear	26,020	19,088	48,832	41,955
Sportswear	9,740	6,919	16,908	11,427
Contemporary Brands	8,472	7,563	16,924	22,977
Other	(10)	1,387	(1,235)	(629)

Total coalition profit	220,153	162,656	496,873	381,672

Corporate and Other Expenses	(48,706)	(41,524)	(95,743)	(97,843)
Interest, net	(19,998)	(21,254)	(40,003)	(42,504)

Income Before Income Taxes	$151,449	$99,878	$361,127	$241,325

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Constant Currency Basis
(In thousands)

	Three Months Ended June 2010
		Impact of
		Foreign
	As	Currency	Constant
	Reported	Exchange	Currency

Coalition Revenues
Outdoor & Action Sports	$584,447	$(9,457)	$593,904
Jeanswear	556,016	752	555,264
Imagewear	211,225	1,447	209,778
Sportswear	109,074	-	109,074
Contemporary Brands	106,083	(1,646)	107,729
Other	27,259	-	27,259

Total coalition revenues	$1,594,104	$(8,904)	$1,603,008

Coalition Profit
Outdoor & Action Sports	$81,522	$(1,763)	$83,285
Jeanswear	94,409	1,742	92,667
Imagewear	26,020	211	25,809
Sportswear	9,740	-	9,740
Contemporary Brands	8,472	(336)	8,808
Other	(10)	-	(10)

Total coalition profit	220,153	(146)	220,299

Corporate and Other Expenses	(48,706)	-	(48,706)
Interest, net	(19,998)	-	(19,998)

Income Before Income Taxes	$151,449	$(146)	$151,595

Constant Currency Financial Information
VF is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure. We use constant currency information to provide a framework to assess how our businesses performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in our businesses.

To calculate coalition revenues and profits on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Constant Currency Basis
(In thousands)

	Six Months Ended June 2010
		Impact of
		Foreign
	As	Currency	Constant
	Reported	Exchange	Currency

Coalition Revenues
Outdoor & Action Sports	$1,263,009	$11,856	$1,251,153
Jeanswear	1,178,081	15,378	1,162,703
Imagewear	432,523	2,771	429,752
Sportswear	211,251	-	211,251
Contemporary Brands	210,172	(798)	210,970
Other	48,947	-	48,947

Total coalition revenues	$3,343,983	$29,207	$3,314,776

Coalition Profit
Outdoor & Action Sports	$214,227	$3,492	$210,735
Jeanswear	201,217	4,362	196,855
Imagewear	48,832	553	48,279
Sportswear	16,908	-	16,908
Contemporary Brands	16,924	(350)	17,274
Other	(1,235)	-	(1,235)

Total coalition profit	496,873	8,057	488,816

Corporate and Other Expenses	(95,743)	-	(95,743)
Interest, net	(40,003)	-	(40,003)

Income Before Income Taxes	$361,127	$8,057	$353,070

CONTACT:
VF Services
Cindy Knoebel, CFA, (212) 841-7141/(336) 424-6189
VP, Financial & Corporate Communications
cindy_knoebel@vfc.com